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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                             AMENDMENT NUMBER 5 TO
                                   FORM 10-SB



                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS
        UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

     INNOFONE.COM, INC.
--------------------------------------------------------------------------------
(Name of Small Business Issuer in its charter)

           NEVADA                                      98-020313
-------------------------------              ---------------------------------
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

600 NORTH PINE ISLAND ROAD, SUITE 450, PLANTATION, FLORIDA        33324
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(Address of principal executive offices)                        (Zip Code)

Issuer's telephone number: (954) 315-0341
                          ---------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class:                Name of each exchange on which registered:

--------------------                ------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $0.001 PAR VALUE
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(Title of Class)



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EXPLANATORY NOTE: The sole purpose of this amendment is to file
Exhibit 6.1, which was inadvertantly omitted from the prior amendment.





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 PART III

 Item 1. Index to Exhibits


  EXHIBIT
  NUMBER                                  DESCRIPTION
----------   ------------------------------------------------------------------------------------------------
2.1#         Certificate of Incorporation of the Registrant and all amendments thereto.

2.2*         Bylaws of the Registrant, as currently in effect (originally filed as 3.01(i)).

3.1#         Specimen Common Stock Certificate

6.1t         Agreement dated April 11, 2000 between Axxent Corp. (formerly Optel Communications) and Registrant.

6.2**        Agreement dated March 2, 2000 between ACS Communications Industry Services, Inc. and Registrant
            (originally filed as Exhibit 10.08).

6.3**        Reseller Agreement dated April 20, 2000 between Rogers Wireless, Inc. and Registrant (originally filed as
             Exhibit 10.10).

6.4#         Memorandum of Understanding dated November 22, 1999 between Visa Desjardins and Registrant.

6.5t#        Memorandum of Understanding dated July 7, 2000 between Innofone and CIBC.

6.6t#        BizSmart Participation Agreement dated September 21, 2000 between Canadian Imperial Bank and Innofone
             Canada, Inc.

6.7t#        Agreement dated September 7, 2000 between Bell Actimedia, Inc. and Innofone Canada, Inc.

6.8*         1997 Compensatory Stock Option Plan (originally filed as Exhibit 10.04).

6.9*         1997 Employee Stock Option Plan (originally filed as Exhibit 10.05).

6.10*        1997 Compensatory Stock Option Plan (originally filed as Exhibit 10.04).

6.11#        Form of 2000 Stock Incentive Plan

6.12#        Employment Agreement between the Registrant and Larry Hunt.

6.13#        Employment Agreement between the Registrant and Ronald Crowe.

6.15*        Memorandum of Understanding dated November 30, 1999 between the Registrant and Douglas Burdon (originally filed as Exhibit 10.03)

6.16**       Amended Memorandum of Understanding dated April 5, 2000 between the Registrant and Douglas Burdon
             (originally filed as Exhibit 10.09).

6.17# Marketing and Network Services Agreement between the Registrant and ePhone Telecom, Inc., dated as of January 8, 2001.

6.18#        Offer of Employment from Innofone Canada to Rick Olson.

12.1*        Agreement and Plan of Reorganization among the Registrant, APC Telecommunications Inc. and the
             Shareholders of APC Telecommunications, dated June 12, 1998 (originally filed as Exhibit 2.02).


 #  Previously filed.






 * Incorporated by reference from the Registrant's registration statement on Form SB-2, file no. 333-94497, filed January 12, 2001.



 ** Incorporated by reference from amendment number 1 to the Registrant's registration statement on Form SB-2, file no. 333-94497, filed May 26, 2000.

t Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed with the Commission pursuant to our application for confidential treatment.




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         SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 INNOFONE.COM, INC.



         Date:    March 13, 2001                 By: /s/ LARRY HUNT
                                                     -----------------------
                                                     Larry Hunt
                                                     President